Exhibit T3B-13

OPERATING AGREEMENT

FOR

LYON EAST GARRISON COMPANY I, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

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9.7	Captions	11

9.8	Parties in Interest	11

9.9	Complete Agreement; No Waiver	11

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OPERATING AGREEMENT

FOR

LYON EAST GARRISON COMPANY I, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (“Agreement”) is made as of January 21, 2003 (the “Effective Date”) by WILLIAM LYON HOMES, INC., a California corporation (the “Initial Member”), as the sole member of Lyon East Garrison Company I, LLC, a California limited liability company (the “Company”), with reference to the following facts:

RECITALS

A. On October 10, 2002, Articles of Organization for the Company (as the same may be amended and/or restated from time to time, the “Articles”) were filed with the California Secretary of State, which Articles were amended on January 21, 2003.

B. The Initial Member desires to adopt and approve an operating agreement for the Company to establish the rights and responsibilities of the Initial Member and any additional members admitted to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Member hereby agrees as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1 Formation. Pursuant to the Beverly-Killea Limited Liability Company Act, codified in California Corporations Code, Section 17000 et seq., (the “Act”), the Initial Member has formed a California limited liability company under the laws of the State of California by filing the Articles with the California Secretary of State and entering into this Agreement. The rights and liabilities of the Initial Member, and any additional members admitted to the Company, shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Initial Member, or any additional members admitted to the Company, are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2 Name. The name of the Company shall be “Lyon East Garrison Company I, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Initial Member deems appropriate or advisable. The Initial Member may file any fictitious name certificates and similar filings, and any amendments thereto, that may be appropriate or advisable.

1.3 Term. The term of the Company commenced on the date the Articles were filed with the Secretary of State and shall continue until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement.

1.4 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of California as required by the Act. The principal office of the Company shall be 4490 Von Karman, Newport Beach, California 92660. The Company may change its principal executive office and also may have such other offices, anywhere within and without the State of California, as the Initial Member shall determine. The registered agent shall be as stated in the Articles or as otherwise determined by the Initial Member.

1.5 Address of Initial Member. The address of the Initial Member is set forth on Exhibit “A”.

1.6 Purpose of Company. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

1.7 Powers of Company. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

1.8 Joint Venture formed by Company. The Company has formed, with Woodman Development Company, LLC, a California limited liability company (“Woodman”), East Garrison Partners I, LLC, a California limited liability company (“East Garrison LLC”), and has obtained a 50% percentage interest and membership interest in East Garrison LLC. East Garrison LLC was formed to acquire and develop certain real property located in Monterey County, California (the “Property”). Woodman is the Managing Member and the Company is the Administrative Member of East Garrison LLC, all as more particularly described in the Operating Agreement for East Garrison Partners I, LLC, dated January 21, 2003 (as the same may be amended from time to time, the “East Garrison LLC Operating Agreement”). Woodman and the Company each have certain rights under the East Garrison LLC Operating Agreement to purchase homesites on the developed Property from East Garrison LLC subject to certain terms and conditions. The Initial Member hereby authorizes, ratifies and approves (i) the formation of East Garrison LLC, (ii) all of the terms and conditions of the East Garrison LLC Operating Agreement and (ii) all actions taken on or prior to the Effective Date by any officer of the Initial Member on behalf of the Company, including without limitation all actions taken and all due diligence expenditures and capital contributions made on behalf of the Company in connection with the formation and operation of East Garrison LLC. The Initial Member further hereby authorizes, directs and empowers the Company to perform its obligations and exercise its rights as a member of East Garrison LLC, including, without limitation, its obligations as the Administrative Member and its rights to purchase, or to cause one or more of its homebuilding affiliates to purchase, homesites on the developed Property in accordance with the terms and conditions of the East Garrison LLC Operating Agreement.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1 Initial Capital Contributions and Percentage Interest. As of the Effective Date, the Initial Member has contributed to the Company the capital as set forth on Exhibit “A” attached hereto and has a 100% percentage interest in the Company.

2.2 Additional Capital Contributions. The Initial Member may be required from time to time to make additional capital contributions to the Company as follows:

2.2.1 The Company has an obligation under the East Garrison LLC Operating Agreement to make certain capital contributions to East Garrison LLC as well as certain other additional capital contributions determined unanimously by the members of East Garrison LLC to be necessary or advisable (collectively, the “Required Contributions”). In order to fund the Company’s obligations to make the Required Contributions under the East Garrison LLC Operating Agreement, the Initial Member shall make additional capital contributions to the Company in the amount of such Required Contributions when and as determined by the Initial Member.

2.2.2 The Initial Member is not otherwise required to make any additional capital contributions to the Company.

2.2.3 The provisions of this Agreement, including this Section 2, are intended to benefit the Initial Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Initial Member shall not have any duty or obligation to any creditor of the Company to make any additional capital contributions to the Company. Without limiting the generality of the foregoing, Woodman shall not be a third party beneficiary of this Agreement.

ARTICLE III

MANAGEMENT AND CONTROL OF THE COMPANY

3.1 Management by Initial Member. Except as otherwise required by applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business and affairs of the Company shall be managed by or under the direction of, the Initial Member, which may be referred to in the Company’s dealings with third parties as the Managing Member.

3.2 Appointment, Removal and Resignation of Executive Committee Members of East Garrison LLC. The Initial Member shall, from time to time, appoint three persons to serve on the Executive Committee of East Garrison LLC on behalf of the Company (the “Lyon Executive Committee Members”). The Executive Committee of East Garrison LLC has responsibility for establishing policies and operating procedures with respect to the business affairs of East Garrison LLC and for making all decisions as to all matters which East Garrison LLC has authority to perform. The Lyon Executive Committee Members shall have all necessary powers to carry out their respective responsibilities on behalf of the Company under the terms of the East Garrison LLC Operating Agreement. The vote of the Company as a member of East Garrison LLC, whether exercised at a regular or special meeting of East Garrison LLC or by written consent in lieu of a meeting, shall be exercised by the Lyon Executive Committee Members. The Initial Member hereby appoints (1) Douglas Bauer, (2) Wade Cable and (3) Greg Mix to serve as the initial Lyon Executive Committee Members. The Lyon Executive Committee Members shall serve at the pleasure of the Initial Member, which may remove any or all of the designated Lyon Executive Committee Members at any time, with or without cause. Any Lyon Executive Committee Member also may resign at any time by giving written notice to the Initial Member. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. A vacancy on the Executive Committee by a Lyon Executive Committee Member because of death, resignation, removal, disqualification or any other cause shall be filled by the Initial Member. If, at any meeting of East Garrison LLC, the Lyon Executive Committee Members cannot agree on how to cast the Company’s vote with respect to a matter, the representative in attendance at the meeting whose name appears earliest in the above order of names (or such person’s successor, if any, as designated by the Initial Member) shall decide how to cast the Company’s vote with respect to such matter.

3.3 Appointment, Removal and Resignation of Officers. The Initial Member may, but is not obligated to, appoint officers of the Company at any time and from time to time, including, without limitation, a chairman, a president, one or more senior vice presidents or vice presidents, a chief financial officer and a secretary. Any individual may hold any number of offices. All officers shall serve at the pleasure of the Initial Member, which may remove an officer with or without cause, subject to the rights, if any, of an officer under any contract of employment. Any officer may resign at any time by giving written notice to the Initial Member. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the resigning officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Initial Member. Any officer appointed by the Initial Member shall have such authority as shall be specified by the Initial Member in the document or documents pursuant to which such officer was appointed.

3.4 Devotion of Time. The Initial Member and the Lyon Executive Committee Members shall devote such time, effort and skill as they deem appropriate for the operation of the Company. Neither the Initial Member nor any of its affiliates, partners, managers, shareholders, directors, officers or employees, including the Lyon Executive Committee Members, shall be expressly or impliedly restricted or prohibited solely by virtue of this Agreement from engaging in other activities or business ventures of any kind or character whatsoever. The Initial Member and its affiliates, partners, managers, shareholders, directors, officers and employees, including the Lyon Executive Committee Members, shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company to the same extent they would have such right if this Agreement did not exist.

3.5 Company Expenses.

3.5.1 The Initial Member shall receive a management fee from the Company equal in amount to the administrative fee to be paid to the Company by East Garrison LLC pursuant to the East Garrison LLC Operating Agreement, including such increases to the administrative fee as are contemplated under the East Garrison LLC Operating Agreement (“Management Fee”). In addition, should the Initial Member also become the managing member of East Garrison LLC (the “East Garrison Managing Member”), the Initial Member also shall receive as part of the Management Fee the management fees to be paid to the East Garrison Managing Member under the East Garrison LLC Operating Agreement, including such increases to the management fees as are contemplated under the East Garrison LLC Operating Agreement. The Management Fee shall be paid by the Company to the Initial Member immediately upon receipt by the Company of any administrative and/or management fees from East Garrison LLC.

3.5.2 Each member shall be entitled to reimbursement of any expenses it pays on behalf of the Company. In the event any such costs and expenses have been paid or incurred by any member, such member shall be entitled to be reimbursed for such costs and expenses so long as such payment is reasonably necessary for the Company business or operations and has been expressly approved by the Initial Member. If approved by the Initial Member, a member shall be reimbursed for the cost of salary and benefits of a member’s personnel working on matters for the Company on the basis of the time allocated to such matters. Such reimbursement to each member shall be on the basis of 2.2 times the employee’s base salary.

3.6 Signing Authority.

3.6.1 Subject to any restrictions imposed by the Initial Member, this Agreement, the Act or the East Garrison LLC Operating Agreement, any one officer of the Company (or if there is no officer of the Company, any one officer of the Initial Member), acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. Any one officer of the Company (or if there is no officer of the Company, any one officer of the Initial Member), acting alone, is authorized to sign any check, draft, or other instrument obligating the Company to pay money in the ordinary course of business and in an amount less than $10,000.

3.6.2 Despite anything to the contrary contained in this Agreement but subject to the provisions of Section 3.6.1, any officer of the Company together with the Chief Executive Officer, the President, or any Senior Vice President of the Initial Member are authorized to (i) sign any check, draft, or other instrument obligating the Company to pay money in any amount, provided the purpose of the expenditure is consistent with the business of the Company and (ii) sign any loan agreement, credit agreement, promissory note, security agreement, guarantee, deed of trust, or other contract, agreement, certificate, or other document binding the Company.

3.6.3 Any written consent (in lieu of an action by special or regular meeting of East Garrison LLC) to be executed by the Company under the East Garrison LLC Operating Agreement shall be signed by one or more Lyon Executive Committee Members.

3.6.4 The authorizations for certain individuals to execute and deliver documents and bind the Company as set forth in this section 3.6 are automatic and self-executing and do not require any additional authorization by the Company or the Initial Member. Any third party dealing with the Company shall be entitled to rely upon the authorizations contained in this Section 3.6 unless such third party has actual knowledge that some or all of such authorizations have been rescinded or limited by the Company or the Initial Member.

3.7 Limitations on Authority. Subject to the provisions of Section 3.6, unless expressly authorized by the Initial Member, the officers of the Company (or if there are no officers of the Company, the officers of the Initial Member) shall not:

(a) Cause the Company to borrow any amount, except with the written authorization of any two of the individuals listed in Section 3.6.3;

(b) Except with the written authorization of any two of the individuals listed in Section 3.6.3, mortgage, pledge, or otherwise encumber the assets of the Company;

(c) Except with the written authorization of any two of the individuals listed in Section 3.6.2, enter into a contract, obligation, agreement or purchase order or a series of related contracts, obligations, agreements or orders (other than agreements which are terminable at will without cost to the Company or agreements which are expressly contemplated under the terms of the East Garrison LLC Operating Agreement) with an aggregate value in excess of $150,000;

(d) Make any material change in the nature of the Company’s business;

(e) Except with the written authorization of any two of the individuals listed in Section 3.6.2, sell, exchange, or otherwise dispose of any substantial assets of the Company, other than as expressly contemplated under the terms of the East Garrison LLC Operating Agreement;

(f) Cause the Company to engage in any dissolution, liquidation, merger, consolidation, or reorganization;

(g) Except with the written authorization of any two of the individuals listed in Section 3.6.3, cause the Company to make a loan to, or guarantee a debt of, any person or entity;

(h) Cause the Company to confess any judgment;

(i) Amend the Company’s Articles or other governing documents, including this Agreement;

(j) Admit any additional members to the Company;

(k) Take any action that is to be taken by a Lyon Executive Committee Member under the terms of the East Garrison LLC Operating Agreement; or

(l) Appoint or remove any Lyon Executive Committee Member.

3.8 Liability; Indemnification.

3.8.1 Limited Liability. Except as required under the Act, the Initial Member and any additional members admitted to the Company pursuant to the provisions of this Agreement shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that debt, obligation or liability arises in contract, tort or otherwise. Except as otherwise provided in this Agreement or by any individual contract, no member, officer or Lyon Executive Committee Member shall be liable to the Company or to any member, officer or Lyon Executive Committee Member for any loss or damage sustained by the Company or any member, officer or Lyon Executive Committee Member in his capacity as such, unless the loss or damage shall have been the result of fraud, deceit, reckless or intentional misconduct, gross negligence or a knowing violation of law by the member, officer or Lyon Executive Committee Member.

3.8.2 Indemnification by Company. To the fullest extent permitted by applicable law, a member, officer or Lyon Executive Committee Member shall be entitled to indemnification from the Company for any loss, damage, expense (including attorneys’ fees), liability or claim, incurred by such member, officer or Lyon Executive Committee Member by reason of any act or omission performed or omitted by such member, officer or Lyon Executive Committee Member in good faith on behalf of the Company and in a manner reasonably believed to be in the best interests of the Company and within the scope of authority conferred on such member, officer or Lyon Executive Committee Member by this Agreement, except that no such member, officer or Lyon Executive Committee Member shall be entitled to be indemnified in respect of any loss, damage, liability or claim incurred by such member, officer or Lyon Executive Committee Member by reason of fraud, deceit, breach of fiduciary duty, reckless or intentional misconduct, gross negligence or a knowing violation of law with respect to such acts or omissions; provided, however, that any indemnity under this Section 3.8.2 shall be provided out of and to the extent of Company assets only, no debt shall be incurred by the Company or the members in order to provide a source of funds for any indemnity and no member shall have any personal liability (or any liability to make any additional capital contributions) on account thereof. The indemnification provided by, or granted pursuant to, the provisions hereof shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of member(s) or otherwise.

3.9 Transactions with Company. The Initial Member may, but is not obligated to, lend money to and transact other business with the Company. Subject to applicable laws, if the Initial Member provides a loan to the Company, the Initial Member shall have the same rights and obligations with respect to such loan as any person who is not a member.

ARTICLE IV

MEMBERS

4.1 Member(s) of Company. The member(s) of the Company shall initially be the Initial Member as the sole member, and may include such other persons as may be admitted by the Initial Member pursuant to the provisions of this Agreement.

4.2 Meetings. No annual or regular meetings of the member(s) of the Company are required. Meetings of the member(s) may be held at such date, time and place and in such manner (including, without limitation, by telephone conference) as the Initial Member may fix from time to time. The member(s) may reach decisions regarding any matter which requires the approval of the member(s) without a meeting if the decision is approved in writing by all of the member(s).

ARTICLE V

TRANSFER OF INTERESTS

5.1 Transfer. In the event that the Company at any time has more than one member, no member (other than the Initial Member) shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its interest in the Company to any other person without the prior written consent of the Initial Member, which consent may be withheld or conditioned in the Initial Member’s sole and absolute discretion. The Initial Member need not obtain the prior consent of any other member to transfer its interest in the Company and may transfer all or any portion of its interest in the Company without restriction of any kind.

5.2 Admission of Additional Members. The admission of additional members to the Company shall be effective only upon the prior written consent of the Initial Member and, if required by the Act, the filing of an appropriate amendment to the Articles in the office of the California Secretary of State. The Initial Member shall determine any additional member’s interest in the Company, including any right to participate in the management, income, loss and distributions of the Company. Upon the transfer of a member’s interest in the Company in accordance with the provisions of this Agreement, the Initial Member shall provide notice of such transfer to each of the other members.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS; TAX MATTERS

6.1 Allocations. The profits and losses of the Company shall be allocated to the Initial Member.

6.2 Distributions. The Company may from time to time distribute to the Initial Member such amounts in cash and other assets as shall be determined by the Initial Member.

6.3 Tax Matters. The Initial Member agrees that, for so long as the Initial Member is the sole member of the Company, it is intended that for federal, state and local income tax purposes the assets of the Company shall be deemed to be owned by the Initial Member in accordance with the applicable Treasury Regulations. In the event that the Company subsequently has more than one member, it is intended that the Company shall be treated as a partnership for purposes of United States federal, state and local income tax laws, and no member shall take any position or make any election, in a tax return or otherwise, inconsistent therewith. During any period in which the Company is a partnership for federal income tax purposes, the Initial Member shall be designated as the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), and any analogous state law, and the Initial Member shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

6.4 Fiscal Year. The fiscal year of the Company shall be the calendar year unless otherwise agreed to by the Initial Member.

6.5 Company Accountants. The Initial Member may, in its sole and absolute discretion, retain an independent certified public accountancy firm from time to time to render accounting services to the Company.

ARTICLE VII

RECORDS AND ACCOUNTS

7.1 Books and Records. Unless otherwise determined by the Initial Member, the books and records of the Company shall be kept in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all of the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office in California all of the following:

(a) A current list of the full name and last known business or residence address of each member and of each holder of an economic interest in the Company set forth in alphabetical order, together with the contribution and the share in profits and losses of each member and holder of an economic interest;

(b) A current list of the full name and business or residence address of each officer and manager (if any) of the Company;

(c) A copy of the Articles and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(d) A copy of this Agreement and any and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed;

(e) A copy of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(f) A copy of the financial statements of the Company, if any, for the six most recent fiscal years; and

(g) The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four fiscal years.

7.2 Bank Accounts. The Initial Member shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution of Company. The Company shall be dissolved upon:

(a) the adoption of a plan of dissolution by the Initial Member;

(b) the entry of a decree of judicial dissolution; or

(c) the sale or other disposition of all of the assets of the Company.

8.2 Liquidation of Assets. Upon dissolution of the Company, the Company shall continue solely for the purpose of winding up its business and affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors. Promptly after the dissolution of the Company, the Initial Member shall designate one or more persons (the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company. Upon their designation, the Liquidating Trustees shall immediately commence to wind up the business and affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all actions that they determine in their sole and absolute discretion to be in the best interests of the Initial Member, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize the losses that may result from a liquidation.

ARTICLE IX

MISCELLANEOUS

9.1 Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

9.2 Finder’s Fee. In consideration of the introduction by Alex Meruelo (“Meruelo”) of the Company to Woodman, the Company may pay Meruelo a reasonable finder’s fee. The amount of any such finder’s fee shall be determined by the Initial Member in the exercise of its sole discretion and shall be documented in a separate agreement between the Company and Meruelo. Meruelo shall not be a member of the Company or East Garrison LLC nor a partner, agent, officer, employee or joint venturer of the Company, the Initial Member or East Garrison LLC and shall have no rights, remedies or obligations under the terms of this Agreement or the East Garrison LLC Operating Agreement.

9.3 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Initial Member and its successors and assigns.

9.4 Statutory Authority. Any references to the Act, the Code or other statutes or laws will include all amendments, modifications or replacements of the specific sections and provisions concerned.

9.5 Severability. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

9.7 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof.

9.8 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the Initial Member and its successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement. Without in any manner limiting the foregoing, neither Woodman nor Meruelo shall have any rights or remedies under or by reason of this Agreement.

9.9 Complete Agreement; No Waiver. This Agreement contains the entire understanding and agreement of the Initial Member with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties other than those set forth herein. The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by the Initial Member. To the extent that any provision of the Articles conflicts with any provision of this Agreement, the Articles shall control. No failure or delay on the part of the Initial Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

IN WITNESS WHEREOF, the Initial Member of Lyon East Garrison Company I, LLC, a California limited liability company, has executed this Agreement as of the Effective Date.

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Richard S. Robinson
Name:	Richard S. Robinson
Its:	Senior Vice President

By:	/s/ Michael D. Grubbs
Name:	Michael D. Grubbs
Its:	Senior Vice President

EXHIBIT A

NAMES AND ADDRESSES OF MEMBERS

As of January 21, 2003

Member’s Name: William Lyon Homes, Inc., a California corporation

Address: 4490 Von Karman, Newport Beach, California 92660

Membership Interest: 100%

Initial Capital Contribution: $0